Exhibit 10.15

Supplement to the MakeMusic, Inc. Board Compensation Plan

Effective February 27, 2013

Objective

The objective of this Supplement (the “Supplement”) to the MakeMusic, Inc. Board Compensation Plan (the “Plan”) is to provide additional compensation to the chairperson of the board of directors (“Chair”) of MakeMusic, Inc. (“MakeMusic”) in recognition of the additional director oversight duties currently demanded of the Chair. The board has determined that such oversight duties are warranted in order to ensure effective formulation and execution of long-term strategic objectives, and thereby increase long-term shareholder value.

Parameters

1.	For the period of December 1, 2012 to March 31, 2013 (the “Initial Term”), Chair will receive compensation hereunder equal to $250 per hour. Such fees will constitute consideration for the Chair’s services as chairman and director, including the additional oversight contemplated hereby, and will be paid in lieu of the cash director and chairman fees that would otherwise be payable to Chair pursuant to the Plan. This Supplement does not affect equity compensation payable to Chair under the Plan or any compensation payable to Chair in connection with his service on MakeMusic’s Special Planning Committee.

2.	Chair will not be entitled to receive compensation hereunder for chairman and director services, including the additional oversight contemplated hereby, in excess of 80 hours per month. Time devoted by Chair to Special Planning Committee matters will not count towards the foregoing cap.

3.	Fees hereunder will be paid on a monthly basis in arrears, beginning with fees for services rendered in February 2013, which will be paid promptly after March 1, 2013.

4.	The Initial Term may be extended by the board of directors in its discretion.

Acknowledgements

1.	This Supplement is not intended to convey an expectation of Chair involvement in management functions. MakeMusic’s senior managers will continue to report to the Chief Financial Officer/Chief Operating Officer, who has assumed the duties of Chief Executive Officer on an interim basis, and such officer will continue to report to the full board of directors. Internal and external constituencies will be assured there have been no changes to MakeMusic’s management structure or authority. MakeMusic’s senior management will coordinate the Chair’s access to MakeMusic employees.

2.	Chair is entitled to retroactive compensation, in accordance with this Supplement, for hours devoted to additional oversight in December 2012 and January 2013. After accounting for cash fees previously paid in accordance with the Plan prior to the adoption date of this Supplement, the net amount of such retroactive compensation is equal to $27,500. Such retroactive compensation will be paid promptly following adoption of this Supplement by the board of directors.

3.	Payments hereunder will be provided pursuant to the Plan, and do not constitute “other compensation” as such concept is used in the Plan.